Exhibit 10.1

TRANSITION AGREEMENT AND RELEASE

RECITALS

This Transition Agreement and Release (the “Agreement”) is made by and between Sumant Sridharan (“Executive”) and CafePress Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”):

WHEREAS, Executive’s employment with the Company shall terminate effective as of the close of business on January 9, 2015 (the “Transition Date”); and

WHEREAS, the Company wishes to provide Executive with the opportunity to earn a retention bonus and to be retained as a consultant pursuant to the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), but is willing to do so only if Executive provides the Company with this release and fulfills all of its terms and conditions as described herein.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, including Executive’s promises and releases hereunder as of the Transition Date, the Company agrees as follows:

(a)	Consulting Arrangement. The Company agrees to enter into the Consulting Agreement affording Executive with a paid consulting opportunity at the Company commencing immediately after the Transition Date, subject to the terms and conditions set forth therein.

(b)	Retention Bonus. The Company agrees to pay Executive a lump sum bonus equal to $75,000 less applicable tax withholdings to be paid within ten (10) business days of the Transition Date, subject to Executive’s continued service as an employee of the Company through the Transition Date.

Executive acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in this Section 1, and that such opportunities and payments are offered by the Company solely as consideration for entering into this Agreement.

2. Termination of Bonus Arrangements. Executive’s eligibility to receive a bonus or commission under any applicable Company bonus plan, agreement or arrangement (the “Bonus Arrangements”) hereby terminates as of the Effective Date, and Executive hereby irrevocably waives his interests and claims (if any) under the Bonus Arrangements, whether earned or unearned, discretionary or not.

3. Equity Awards. Executive’s restricted stock units and stock options with respect to common stock of the Company (“Stock Awards”) will continue to vest in accordance with their existing vesting schedules during the first six months of the term of the Consulting Agreement, subject to the terms thereof, and any such awards that are unvested and not eligible to vest during such period shall be terminated on the Transition Date. Executive’s Stock Awards will not be subject to accelerated vesting in connection with Executive’s termination of employment or consulting service, a change in control of the Company, or otherwise.

4. Benefits. Executive’s participation in any health and welfare, retirement or other employee benefit plans sponsored by the Company will cease on the Transition Date, subject to Executive’s right to receive accrued benefits in accordance with the terms thereof, and subject to Executive’s right to continue Executive’s health insurance under COBRA (see also the potential for COBRA subsidies under the Consulting Agreement). Executive’s participation in all vacation and PTO benefits will cease as of the Transition Date.

5. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Proprietary Agreement (defined below), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. As of the Transition Date, Executive agrees to certify under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

6. Payment of Salary and Receipt of All Benefits. On the Transition Date, the Company will pay Executive all salary, less applicable withholding taxes. Executive acknowledges that he does not accrue or earn vacation time or PTO. In addition, Executive will receive reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on the Transition Date in accordance with the Company’s expense reimbursement policy. Executive acknowledges and represents that the only payments and benefits that Executive will be entitled to receive from the Company in the future are those specified in this Agreement and the Consulting Agreement.

7. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, founders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts or facts or damages that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Sarbanes-Oxley Act of 2002; section 49.60.010 et seq.; the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended); the California Fair Employment and Housing Act; all relevant California Labor Code provisions; all amendments to each of the above-referenced statutes; and any other federal, state or local laws or regulations relating to employment terms and conditions of employment;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, and does not limit Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).

8. Additional Effects of Release. Without limiting the generality of the forgoing, Executive agrees that Executive has no right to severance benefits of any type, and expressly waives and releases any rights to severance or other benefits under his offer letter with the Company and his Amended and Restated Change in Control Agreement (both of which are hereby expressly terminated) or any other agreement with, or policy or practice of, the Company. Executive further acknowledges and agrees that while Executive’s Stock Awards may continue to vest pursuant to the Consulting Agreement, subject to the provisions thereof and this Agreement, Executive otherwise has no continuing right to accelerated vesting of options, restricted stock units or other equity under any circumstances and Executive waives and release any claim to such rights.

9. Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the release. Executive, being aware of said principle, expressly understands and agrees to waive any rights he may have to that effect under Section 1542 of the Civil Code of the State of California or analogous federal or state statutes, as well as under common law principles of similar effect.

10. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

11. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

12. No Cooperation. Executive agrees not to act in any manner that might damage the business of the Company. Executive further agrees that he will not knowingly encourage or counsel any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel.

13. Non-Disparagement. Company and Executive agree to refrain from any disparagement, defamation, libel or slander of the other party or any of the Releasees, or any tortious interference with the contracts, relationships and prospective economic advantage of the other party or any of the Releasees. Executive agrees that Executive shall direct all inquiries by potential future employers for employment verification to the Company’s Human Resources Department.

14. Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Executive shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. For clarity, general solicitations of employment and postings for any future employer of Executive, even for direct roles supporting Executive or any team, shall not constitute “indirect solicitation” of employees of Company.

15. Breach. Executive acknowledges and agrees that any material breach of this Agreement or of any provision of the Proprietary Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement, except as provided by law. All other provisions of this Agreement shall remain in full force and effect. Except as prohibited by law, Executive shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in: (a) enforcing Executive’s obligations under this Agreement or the Proprietary Agreement, including the bringing of any action to recover the consideration; and (b) defending against a claim or suit brought or pursued by Executive in violation of the terms of this Agreement.

16. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

17. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

18. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN MATEO COUNTY, CALIFORNIA, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’

FEES AND COSTS TO THE PREVAILING PARTY. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19. Cooperation with Company. Executive agrees to cooperate, at the reasonable request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during Executive’s period of employment. The Company agrees to pay Executive a reasonable fee commensurate with the required services for the time expended in the defense and prosecution of such matters.

20. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes; or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

24. Attorneys’ Fees. Except as provided in Section 7 hereof, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

25. Entire Agreement. This Agreement, together with the Consulting Agreement, the Proprietary Information and Inventions Agreement between you and the Company (the “Proprietary Agreement”), and the Stock Award agreements, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including without limitation Executive’s offer letter with the Company and his Amended and Restated Change in Control Agreement.

26. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

27. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer or Chief Financial Officer of the Company.

28. Governing Law. This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Executive hereby consents to personal and exclusive jurisdiction and venue in the State of California.

29. Effective Date. This Agreement will become effective on the day Executive signs this Agreement (the “Effective Date”).

30. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a) he has read this Agreement;

(b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or that he has voluntarily declined to seek such counsel;

(c) he understands the terms and consequences of this Agreement and of the releases it contains; and

(d) he is fully aware of the legal and binding effect of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

CafePress Inc.

Dated:	1/9/15	By:	/s/ Garett Jackson, CFO

Sumant Sridharan, an individual

Dated:	1/9/15	By:	/s/ Sumant Sridharan

[Signature Page for Transition Agreement and Release]

EXHIBIT A

Consulting Agreement

CONSULTING AGREEMENT

Sumant Sridharan, an individual (“Consultant”), and CafePress Inc., a Delaware corporation (“Company”), enter into this Consulting Agreement (the “Agreement”), effective January 12, 2015 (the “Effective Date”):

WHEREAS, Consultant resigned as an employee and officer of Company effective as of close of business on January 9, 2015 (the “Transition Date”), pursuant to the terms of a Transition Agreement and Release with the Company dated January 9, 2015 (the “Transition Agreement”); and

WHEREAS, pursuant to the Transition Agreement, Consultant agreed to transition immediately after the Transition Date into the role of consultant and provide consulting services in accordance with the terms of this Agreement;

NOW, THEREFORE, Consultant and Company agree as follows:

1.     Services and Payment. Consultant agrees to undertake and complete the “Services”, and abide by the terms, set forth in Exhibit A in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A.

2.     Mitigation. During the Term (as defined in Exhibit A), Consultant shall in good faith seek full-time employment. If requested, Consultant shall be required to show evidence of such job search activities. Consultant shall notify the Company of any employment offers received during the Term.

3.     Proprietary Information. Consultant agrees that all business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination of this Agreement and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

4.     Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this

Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow his to provide the Company with the assignments and rights provided for herein.

5.     Non-Competition and Conflict of Interest; Former or Conflicting Obligations.

a.     During the Term, Consultant shall not, directly or indirectly, without the prior written approval of the Company, act in any capacity for, be employed by, provide services to, or contract with any the following competitors of the Company: Zazzle, Inc., Spreadshirt, Inc., Custom Ink, Red Bubble Inc. and Shutterfly, Inc. During the Term, Consultant further agrees not to engage in any activity which might reasonably create a conflict of interest between himself and the Company or which might reasonably and adversely affect his judgment with respect to the business of the Company.

b.     Consultant represents and warrants to the Company that Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents that Consultant’s performance of services under this Agreement will not breach any agreement not to compete with others or any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the Transition Date. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof. Consultant also agrees to abide by his obligations under the Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) as a consultant even though Consultant is no longer an employee of Company. However, nothing in this Agreement extends the term or scope of the Proprietary Agreement beyond its own terms.

6.     Termination.

a.     This Agreement will automatically terminate on the last day of the term specified on Exhibit A. Prior to such date, either party may terminate this Agreement with or without cause upon ten days’ prior written notice to the other party. If this Agreement is terminated by the Company prior to June 30, 2015, other than by reason of a breach by Consultant of the terms of this Agreement, the Transition Agreement or the Proprietary Agreement, then Consultant shall be entitled to the remedies specifically identified on Exhibit A.

b.     Sections 3 through 10 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration

7.     Independent Contractor; No Employee Benefits. Consultant is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs, subject to the exceptions explicitly set forth in Exhibit A. Consultant’s termination of employment pursuant to the Transition Agreement will constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code, and all payment hereunder shall be treated as separate installments for purposes of Section 409A.

8.     Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. The Company may assign its rights and obligations under this agreement in whole or part to any successor to all or substantially all of the business and/or assets of the Company.

9.     Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Consultant, mailed notices shall be addressed to his at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

10.     Miscellaneous. Any breach of Section 3 or 4 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. This Agreement, together with the Transition Agreement, constitutes the entire agreement between Consultant and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between Consultant and the Company regarding the subject matter of this Agreement. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

IN WITNESS WHEREOF:

CONSULTANT	CAFEPRESS INC.

By
Sumant Sridharan		Name: Garett Jackson
Title: Chief Financial Officer
Address:

EXHIBIT A

1.	Term: Effective Date through September 30, 2015, or such earlier date of termination pursuant to Section 6 of the Agreement.

2.	Services and Cash Compensation: During the initial period from the Effective Date through June 30, 2015 (“Initial Term”), Consultant will provide consulting services as requested by the Chief Marketing Officer (“CMO”), for shall be available for up to 30 hours per week. The “Services” shall include:

Support recruitment and onboarding of Director of Retail

Support recruitment and onboarding of SEO Manager

Support recruitment and onboarding of Feeds Manager

Development of Paid Facebook Advertising Program and Strategy

Scope New Feeds Management Platform Strategy

Development of Display Marketing Program and Strategy

and any other projects deemed required by the CMO.

Consultant will be compensated for such services at the rate of $18,000 per month, payable monthly in arrears. (Consultant will receive cash compensation for January on pro rata basis covering only that portion of the month after the Effective Date.) If Consultant has continued in good faith to seek full-time employment as set forth in Section 2 of the Agreement, and has not rejected any commercially reasonable employment offers of reasonably comparable compensation, his Services as a consultant may be extended beyond the Initial Term pursuant to the written approval of the CMO, but in no circumstances beyond September 30, 2015 (the “Extended Term”); provided, however, that Consultant’s cash compensation for Services during the Extended Term will be at the rate of $14,000 per month, payable monthly in arrears.

3.	Time and Location. Company shall render the Services hereunder at such times and locations as shall be mutually agreed by Consultant and the CEO. Consultant shall be required to come into the Company’s offices in San Mateo, CA at the request of the CMO. Company shall provide reasonable advance notice of the Services to be requested to accommodate Consultant’s interview and job search schedule.

4.	COBRA. In addition to the cash compensation described in Section 2 above, Consultant will receive reimbursement of his premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) during the Initial Term. For the sake of clarity, COBRA premiums will not be reimbursed for Services during the Extended Term.

5.

Equity. In addition to the cash compensation and COBRA benefits described in Sections 2 and 4 above, the only consideration due Consultant shall be the continued vesting (and, if applicable, exercisability) of restricted stock units and stock options during the Initial

Term, in each case subject to and in accordance with the terms and conditions of the Transition Agreement (including the waiver of any right to accelerated vesting) and the applicable restricted stock unit or stock option agreement. For the sake of clarity, vesting of equity awards will not continue during the Extended Term; provided, however, that to the extent otherwise permitted under the applicable stock option agreement, stock options will remain exercisable during the period that Consultant continues to provides Services during the Term, including the Extended Term, and during the post-termination of service exercise period specified in the applicable stock option agreement (but not beyond the original term of the stock option).

6.	Termination. If this Agreement is terminated by Company prior to the end of the Initial Term, other than by reason of a breach by Consultant of the terms of this Agreement, the Transition Agreement or the Proprietary Agreement, Company will continue to pay Consultant the cash compensation described in Section 2 above through September 30, 2015, and thereafter shall have no obligation to Consultant under this Agreement. If Consultant terminates this Agreement for any reason, or if Company terminates this Agreement (a) during the Initial Term by reason of a breach by Consultant of the terms of this Agreement, the Transition Agreement or the Proprietary Agreement, or (b) during the remainder of the Term after June 30, 2015, for any reason, Company will have no further obligation to Consultant under this Agreement.

7.	Conditions. The consideration described in this Exhibit A will be subject to Consultant’s continued Services and compliance with this Agreement (including this Exhibit A) and the Transition Agreement and the Proprietary Agreement.

8.	Expenses. Consultant may incur expenses only upon prior written approval of the CMO. Expenses incurred in performing the requested Services, including for pre-approved travel, will be reimbursed by the Company in accordance with the Company’s then-current expense reimbursement policy.

9.	Limitation of Liability. The Company agrees that Consultant will have no liability to the Company arising out of the rendering of the Services pursuant to this Agreement in excess of the aggregate amount of any consideration paid to Consultant under this Agreement except to the extent that such liability results from fraud or willful misconduct of Consultant.

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